Exhibit 10.1

DIRECTOR INDEMNITY AGREEMENT

NOW THEREFORE IN CONSIDERATION OF ____________________ (hereinafter called the “Indemnified Party”) agreeing to act, or to continue to act, as a director and/or officer of Deep Well Oil & Gas, Inc. and its subsidiaries Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd. (together hereinafter referred to as “Deep Well”) hereby covenants and agrees as follows:

1. To Deep Well shall indemnify and hold harmless the Indemnified Party and his or her heirs and legal representatives to the maximum extent allowed by law, from and against all costs, charges, legal fees and expenses, and all claim, demands, actions, or damages, including any amount paid to settle an action or satisfy a judgment (collectively, “Expenses”), incurred by the Indemnified Party in respect of any civil, criminal or administrative action or proceeding to which the Party is made a party, by reason of the fact that the Indemnified Party is or was a director, officer, employee or agent of Deep Well, or is or was serving at the request of Deep Well as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (any of the foregoing, “Corporate Status”) against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the Indemnified Party if:

(a) Is not liable pursuant to Nevada Revised Statutes 78.138; or

(b) Acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Deep Well, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful.

2. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the Indemnified Party is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Deep Well, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

3. In all cases, the Indemnified Party shall have the benefit of the presumptions provided by Nevada law, including without limitation those set forth at NRS 78.138 and 78.139,

4. If any claim, action, demand or proceeding whatsoever is asserted against the Indemnified Party in respect of which this indemnity might reasonably be considered to be applicable (such claim, action, demand or proceeding being hereafter referred to as a “claim”), the Indemnified Party shall promptly notify Deep Well in writing of the nature of such claim (with such notice including a description of the matter, in reasonable detail, for which indemnification is sought) and Deep Well shall be entitled (but not required) to participate in the defense of any suit brought to enforce the claim. In any event, Deep Well shall be entitled (but not required) to participate in the selection of legal counsel for the defense of any claim. As and to the extent permitted by law, all legal and other expenses incurred by the Indemnified Party in connection with the defense of a claim shall be paid directly by Deep Well on a monthly basis. Indemnified Party’s failure to provide such notice shall release Deep Well from its obligations hereunder only to the extent Deep Well is actually prejudiced by the Indemnified Party’s failure to provide such notice.

5. In the event that the Indemnified Party is required to pay tax or interest, by any applicable Canadian federal or provincial law or any law of the United States or any state thereof, requiring payment of tax calculated on or with respect to any amount payable as an indemnity pursuant hereto (the amount payable being hereinafter called the "Indemnity”). Deep Well shall pay to the Indemnified Party forthwith on written demand accompanied by proof of the amount so payable having been given by the Indemnified Party to Deep Well, the amount by which the aggregate of all taxes and interest payable by the Indemnified Party when the tax or interest payable on or in respect of the Indemnity are included in the calculation of the aggregate of all taxes and interest payable by the Indemnified Party, exceeds the aggregate amount of all taxes, and interest that would be payable by the Indemnified Party if no taxes were payable by the Indemnified Party or in respect of the indemnity.

6. To the extent allowed by law, expenses incurred by the Indemnified Party against which he is indemnified pursuant hereto shall be paid promptly by Deep Well upon receipt of a written request and reasonable proof of payment from the Indemnified Party. The Indemnified Party shall be required to refund any advance where a court of competent jurisdiction determines that such indemnification is not available under applicable law.

7. Contribution.

(a) Whether or not the indemnification provided in Section 1 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which Deep Well is jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), Deep Well shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring the Indemnified Party to contribute to such payment and Deep Well hereby waives and relinquishes any right of contribution it may have against the Indemnified Party. Deep Well shall not enter into any settlement of any action, suit or proceeding in which Deep Well is jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against the Indemnified Party.

(b) Without diminishing or impairing the obligations of Deep Well set forth in the preceding subparagraph, if, for any reason, the Indemnified Party shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which Deep Well is jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), Deep Well shall contribute to the amount of Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by the Indemnified Party in proportion to the relative benefits received by Deep Well and all officers, directors or employees of Deep Well, other than the Indemnified Party, who are jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnified Party, on the other hand, from the transaction or events from which such action, suit or proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of Deep Well and all officers, directors or employees of Deep Well other than the Indemnified Party who are jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnified Party, on the other hand, in connection with the transaction or events that resulted in such expenses, judgments, fines or settlement amounts, as well as any other equitable considerations which applicable law may require to be considered. The relative fault of Deep Well and all officers, directors or employees of Deep Well, other than the Indemnified Party, who are jointly liable with the Indemnified Party (or would be if joined in such action, suit or proceeding), on the one hand, and the Indemnified Party, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) Deep Well hereby agrees to fully indemnify and hold the Indemnified Party harmless from any claims of contribution which may be brought by officers, directors, or employees of Deep Well, other than the Indemnified Party, who may be jointly liable with the Indemnified Party.

(d) To the fullest extent permissible under applicable law, if the indemnification provided for in this Agreement is unavailable to the Indemnified Party for any reason whatsoever, Deep Well, in lieu of indemnifying the Indemnified Party, shall contribute to the amount incurred by the Indemnified Party, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by Deep Well and the Indemnified Party as a result of the event(s) and/or transaction(s) giving cause to such Proceeding and/or (ii) the relative fault of Deep Well (and its directors, officers, employees and agents) and the Indemnified Party in connection with such event(s) and/or transaction(s).

8. Notwithstanding any other provision of this Agreement, to the extent that the Indemnified Party is, by reason of his Corporate Status, a witness, or is made (or asked) to respond to discovery requests, in any Proceeding to which the Indemnified Party is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

9. Nonexclusive Rights.

(a) The rights of indemnification as provided by this Agreement shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under applicable law, Deep Well’s Articles of Incorporation or By-laws, any agreement, a vote of stockholders, a resolution of directors of Deep Well, or otherwise. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit or restrict any right of the Indemnified Party under this Agreement in respect of any action taken or omitted by such the Indemnified Party in his Corporate Status prior to such amendment, alteration or repeal. To the extent that a change in the laws of the State of Nevada, whether by statute or judicial decision, permits greater indemnification than would be afforded currently under Deep Well’s Articles of Incorporation, By-laws and this Agreement, it is the intent of the parties hereto that the Indemnified Party shall enjoy by this Agreement the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

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(b) To the extent that Deep Well maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of Deep Well or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise that such person serves at the request of Deep Well, the Indemnified Party shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any director, officer, employee, agent or fiduciary under such policy or policies. If, at the time of the receipt of a notice of a claim pursuant to the terms hereof, Deep Well has directors' and officers' liability insurance in effect, Deep Well shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. Deep Well shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of Indemnified Party, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

10. In the event that any action is instituted by the Indemnified Party hereunder to enforce or interpret any of the terms hereof, the Indemnified Party shall be entitled to be paid all court costs and expenses, including reasonable legal fees, incurred by the Indemnified Party with respect to such action if the Indemnified Party prevails in such action, unless as part of such action, the court of competent jurisdiction determines that material assertions made by the Indemnified Party as a basis for such action were not made in good faith or were frivolous if the Indemnified Party prevails in such action.

11. This agreement shall be governed and interpreted under the laws of the State of Nevada and shall inure to the benefit of the Indemnified Party and his or her heirs and legal representatives. This indemnity shall also apply to any future appointments, either as a director or officer, to any of Deep Well's subsidiaries or affiliated corporations that the Indemnified Party agrees to undertake at Deep Well's request.

This indemnity is in addition to and not in substitution for any indemnity which may be available to the officers and/or directors of Deep Well by private contract or under the by-laws of Deep Well or the Alberta Business Corporations Act.

DATED at the City of Edmonton, in the Province of Alberta, this __19th__ day of September, 2014 and effective as and from the date the Indemnified Party was first elected or appointed as a director and/or officer as documented in Deep Well Minute Book.

DEEP WELL OIL & GAS, INC.

Per:
	Dr. Horst A. Schmid	Director
President and Chief Executive Officer
Print Name
Per:
Mr. Curtis Sparrow
Chief Financial Officer

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